FOR:	International Speedway Corporation
CONTACT:	Wes Harris Senior Director Corporate and Investor Communications (386) 947-6465

FOR IMMEDIATE RELEASE

INTERNATIONAL SPEEDWAY REPORTS SOLID GROWTH FOR THE FIRST QUARTER OF FISCAL 2008

--Company Reiterates Full-Year Financial Guidance--

DAYTONA BEACH, Fla. - April 9, 2008 - International Speedway Corporation (NASDAQ Global Select Market: ISCA; OTC Bulletin Board: ISCB) ("ISC") today reported results for the fiscal first quarter ended February 29, 2008.

"We are pleased to report near record revenues for the 2008 first quarter due in large part to a very successful DIRECTV Speedweeks anchored by the 50th running of the Daytona 500," said ISC President Lesa France Kennedy. "Driving our success was a comprehensive marketing program whereby companies spent a combined $100 million in activation for 'The Great American Race'. This resulted in increased consumer and corporate awareness, which helped grow revenues in all major categories. The first quarter was also highlighted by an exciting NASCAR triple header weekend in California that included the announcement of a new long-term, facility naming rights agreement with Auto Club of Southenr California in the country's second largest media market."

First Quarter Comparison

Total revenues for the first quarter increased to $193.9 million, compared to revenues of $184.9 million in the prior-year period. Operating income was $66.9 million during the period compared to $65.8 million in the first quarter of fiscal 2007. Year-over-year comparability was impacted by:

  Accelerated depreciation of $0.5 million, or $0.01 per diluted share after tax, in the first quarter of 2008 for certain office and related buildings in Daytona Beach associated with the Company's previously announced Daytona Live! project. The 2007 first quarter included Daytona Live!-related accelerated depreciation charges of $2.6 million, or $0.03 per diluted share after tax.
  The first quarter of 2008 includes an impairment charge of $0.7 million, or $0.01 per diluted share after tax, related to charges for the fill removal process on the Company's Staten Island property and, to a lesser extent, the net book value of certain assets retired from service.

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ISC REPORTS 2008 FIRST QUARTER RESULTS	PAGE 2

  The 2008 first quarter also includes a non-cash charge of $3.8 million, or $0.07 per diluted share after tax, to correct the carrying value of certain other assets as of November 30, 2007.

Net income was $36.2 million, or $0.71 per diluted share, compared to net income of $35.8 million, or $0.67 per diluted share, in the prior year. Excluding the aforementioned accelerated depreciation, correction of certain other assets' carrying value amounts, and impairment charges, non-GAAP (defined below) net income for the first quarter of 2008 was $40.8 million, or $0.80 per diluted share. Non-GAAP net income for the first quarter of 2007 was $37.5 million, or $0.70 per diluted share.

GAAP to Non-GAAP Reconciliation

The following financial information is presented below using other than generally accepted accounting principles ("non-GAAP"), and is reconciled to comparable information presented using GAAP.  Non-GAAP net income and diluted earnings per share below are derived by adjusting amounts determined in accordance with GAAP for certain items presented in the accompanying selected operating statement data, net of taxes.

The 2007 adjustment relates to the additional depreciation in the first quarter associated with building structures in the Company's office complex in Daytona Beach, which have since been razed.
The adjustments for 2008 relate to:

  Accelerated depreciation for certain office and related buildings in Daytona Beach;
  The impairment of long-lived assets associated with the fill removal process on the Staten Island property and the net book value of certain assets retired from service; and,
  A non-cash charge to correct the carrying value of certain other assets.

The Company believes such non-GAAP information is useful and meaningful to investors, and is used by investors and ISC to assess core operations.

This non-GAAP financial information may not be comparable to similarly titled measures used by other entities and should not be considered as an alternative to operating income, net income or diluted earnings per share, which are determined in accordance with GAAP.

ISC REPORTS 2008 FIRST QUARTER RESULTS	PAGE 3

	(In Thousands, Except Per Share Amounts) (Unaudited)

	Three Months Ended
	2/28/2007	2/29/2008
Net income	$35,819	$36,211
Net loss from discontinued operations, net of tax:	20	31

Income from continuing operations	35,839	36,242
Adjustments, net of tax:
Additional depreciation	1,612	320
Impairment of long-lived assets		448
Correction of certain other assets’ carrying value	—	3,758
Non-GAAP net income	$37,451	$40,768

Per share data:
Diluted earnings per share	$0.67	$0.71
Net loss from discontinued operations, net of tax:	—	—

Income from continuing operations	0.67	0.71
Adjustments, net of tax:
Additional depreciation	0.03	0.01
Impairment of long-lived assets	—	0.01
Correction of certain other assets’ carrying value	—	0.07
Non-GAAP diluted earnings per share	$0.70	$0.80

2008 First Quarter Highlights

An overview of the significant major event weekends held in the first quarter of 2008 includes:

  The 2008 race season began with an outstanding DIRECTV Speedweeks at Daytona International Speedway, which was kicked off by the exciting 46th running of the Grand Am Rolex 24 at Daytona. The premier weekend in sports car racing was a solid success featuring outstanding on-track competition that resulted in a record 15 different leaders and 695 laps completed.
  The 30th annual Budweiser Shootout was highlighted by Dale Earnhardt Jr.'s debut in the No. 88 car and his first victory at Hendrick Motorsports. The event also posted a seven percent increase in average household television viewership.
  Dale Earnhardt Jr. posted his second victory of the week and secured a second-row starting position for the Daytona 500 having won the first Gatorade Duel at Daytona. Denny Hamlin won the second qualifying race. The event recorded a five percent increase in attendance.

ISC REPORTS 2008 FIRST QUARTER RESULTS	PAGE 4
  The NASCAR Nationwide Series Camping World 300 and Craftsman Truck Series Chevy Silverado 250 were also successful and highlighted by a five percent increase in combined attendance. The Camping World 300 was the fourth most viewed Nationwide event on cable in the history of the series and the Chevy Silverado 250 was the second most viewed Craftsman Truck event in the history of the SPEED network.
  The historic 50th running of the Daytona 500 was a huge success highlighted by the earliest grandstand sell-out for the race in modern history and increased television viewership. Competition for the race was outstanding as evidenced by 42 lead changes among 16 different drivers, and a last lap shootout with Ryan Newman capturing the checkered flag.
  The Auto Club Speedway of Southern California, despite challenging weather conditions that pushed the Nationwide Stater Bros. 300 and Sprint Cup Auto Club 500 races to Monday, hosted a successful weekend of exciting racing action.

ISC's 2008 first quarter results include $1.8 million in equity income associated with its 50/50 joint venture in Motorsports Authentics ("MA"). The Company is pleased with the progress MA's management team has made in executing on its multi-faceted turnaround plan designed to grow top line revenue and control expenses. While the results for the first quarter are encouraging, ISC reiterates its guidance of break-even financial results for MA in fiscal 2008.

The Company continues to experience strong growth in corporate sponsorship revenue, including a high-single digit increase over the first quarter in 2007. The most significant sponsorship announced during the 2008 first quarter was the 10-year, multi-million dollar partnership with the Automobile Club of Southern California, the nation's largest member of the AAA federation, to re-name California Speedway as Auto Club Speedway of Southern California.

"The partnership with the Auto Club of Southern California is a landmark achievement for both ISC and the motorsports industry," added Ms. France Kennedy. "As the premier organization within AAA's family of regional membership clubs, Auto Club of Southern California is capitalizing on its long-time relationship with the speedway to enhance the guest experience with a number of special initiatives aimed at the approximately 50 million AAA members located across North America. In addition, the partnership will help accelerate a series of capital improvements that will make the racetrack more comfortable, accessible and enjoyable for our fans, which will help drive the continued long-term success of the facility."

Recent Developments

To date in the fiscal second quarter:

  Daytona hosted a successful weekend of motorcycle racing that included the Daytona Supercross and the 67th running of the Daytona 200.

ISC REPORTS 2008 FIRST QUARTER RESULTS	PAGE 5
  At the end of the March, Martinsville Speedway played host to both the NASCAR Craftsman Truck and Sprint Cup series. Despite exciting on-track competition that is the hallmark of the historic short track, Martinsville recorded attendance related revenues that were less than expected, in part due to inclement weather.
  Homestead-Miami Speedway hosted a Grand Am and IRL weekend, anchored by the first unified IndyCar series race in over a decade. The exciting IndyCar series race featured eight cars from teams that formerly competed in the Champ Car World Series. ISC looks forward to the long-term opportunities available from both a consumer and corporate sales perspective as a result of combining these two open wheel series.

For the remainder of the second quarter, ISC will host four weekends of Sprint Cup and Nationwide series racing at Phoenix International Raceway, Talladega Superspeedway, Richmond International Raceway and Darlington Raceway. In addition, Kansas Speedway will host an IRL, Craftsman Truck and ARCA weekend, and Auto Club Speedway will run an AMA motorcycle weekend.

From a race entitlement perspective, the Company recently announced a three-year agreement with Pepsi for the Labor Day weekend Sprint Cup race at Auto Club Speedway. In addition, LifeLock has entered into a three-year partnership for Sprint Cup events at both Michigan International Speedway and Chicagoland Speedway, and Martinsville has secured an entitlement sponsor for its October Sprint Cup series race. As a result, ISC has only one Sprint Cup and two Nationwide title sponsorships for the 2008 season that are either open or unannounced. This is compared to this time last year when there were three Cup and two Busch (the predecessor to Nationwide) entitlements open or unannounced for the 2007 season.

Including these relationships, agreements are in place for approximately 88 percent of the Company's 2008 gross marketing partnership revenue target, which compares favorably to this time last year when slightly more than 80 percent was secured.

External Growth Initiatives

ISC continues to make progress on its mixed-use entertainment destination development, Daytona Live!, that the Company is pursuing in a 50/50 joint venture with The Cordish Company ("Cordish"). The joint venture expects construction on the office building to begin later this year.

ISC is also partnered in a joint venture with Cordish on an exciting opportunity for the development of a Hard Rock Hotel & Casino on property adjacent to the Kansas Speedway. In December 2007, the joint venture's proposal and certain others were endorsed and sent to the Kansas Lottery Commission for further consideration. The Kansas Lottery Commission is evaluating the proposals and will recommend one or more to the Kansas Gaming Commission, which has final approval in selecting the company to manage the casino. By statute, the timeline for the process should take between 150 and 270 days, with an outside selection date of October 2008.

ISC REPORTS 2008 FIRST QUARTER RESULTS	PAGE 6

On Staten Island, ISC is continuing with its site remediation efforts and is in discussions with interested buyers for the 676 acre parcel. The Company looks forward to securing an agreement in the coming months.

Share Repurchase Program

In the 2008 first quarter, ISC purchased approximately 1.2 million shares of its Class A Common Stock for $50.0 million, bringing the total number of shares purchased from December 2006 through February 2008, to approximately 2.8 million shares, leaving $119 million remaining capacity on the Company's $250 million authorization as of the quarter end. ISC believes its capital allocation strategy reflects a balanced approach that will enhance shareholder value and further position the Company for long-term success.

Outlook

ISC reiterates its 2008 total revenue guidance range of $805 million to $825 million. In addition, the Company is maintaining its fiscal 2008 earnings guidance range of $3.05 to $3.15 per diluted share. Given the challenging economic environment and that it is still early in the fiscal year, ISC remains more comfortable at the lower end of the earnings range.

"We are closely monitoring the current macro-economic trends and their potential impact on consumer discretionary spending," stated Ms. France Kennedy. "Similar to what we experienced in other downturns, it appears consumers are making purchasing decisions closer to race day, which impacts advance ticket sales trends. During these challenging periods, it is important to reinvest in our events and facilities to ensure we offer fans a premium experience so that they will return year-after-year."

It should be noted that the Company's business model provides substantial earnings and cash flow visibility, as a significant portion of its earnings are associated with multi-year contracts with staggered maturities. Approximately 75 percent of ISC's earnings per diluted share guidance for fiscal 2008 is contracted under NASCAR's domestic television broadcast and ancillary media rights agreements. Visibility becomes substantially higher after including advance sales for tickets, sponsorship, advertising, hospitality and other revenues already under agreement for 2008.

Ms. France Kennedy concluded, "ISC remains well positioned to benefit from the continued popularity of the sport. The competition on the track is better than ever from a driver, team and car manufacturer perspective, and new industry sponsors, such as Nationwide, are increasing overall awareness. Specifically at ISC, we are experiencing growing demand from national corporations and regional businesses attracted by the Company's premier events, nationwide presence, compelling intellectual property assets and professional expertise. As always we remain committed to building long-term value for our shareholders and look forward to a continured succesful 2008 season."

ISC REPORTS 2008 FIRST QUARTER RESULTS	PAGE 7

Conference Call Details

The management of ISC will host a conference call today with investors at 9:00 a.m. Eastern Time. To participate, dial toll free (888) 694-4641 five to ten minutes prior to the scheduled start time and request to be connected to the ISC earnings call, ID number 42058128. A live Webcast will also be available at that time on the Company's Web site, www.iscmotorsports.com, under the "Investor Relations" section.

A replay will be available two hours after the end of the call through midnight Wednesday, April 16, 2008. To access, dial toll free (800) 642-1687 and enter the code 42058128, or visit the "Investor Relations" section of the Company's Web site.

International Speedway Corporation is a leading promoter of motorsports activities, currently promoting more than 100 racing events annually as well as numerous other motorsports-related activities. The Company owns and/or operates 13 of the nation's major motorsports entertainment facilities, including Daytona International Speedway(R) in Florida (home of the Daytona 500(R)); Talladega Superspeedway(R) in Alabama; Michigan International Speedway(R) located outside Detroit; Richmond International Raceway(R) in Virginia; Auto Club Speedway of Southern CaliforniaSM near Los Angeles; Kansas Speedway(R) in Kansas City, Kansas; Phoenix International Raceway(R) in Arizona; Chicagoland Speedway(R) and Route 66 RacewaySM near Chicago, Illinois; Homestead-Miami SpeedwaySM in Florida; Martinsville Speedway(R) in Virginia; Darlington Raceway(R) in South Carolina; and Watkins Glen International(R) in New York. In addition, ISC is a limited partner with Group Motorise' International in the organization and promotion of certain events at Circuit Gilles Villeneuve in Montreal, Canada.

The Company also owns and operates MRN(R) Radio, the nation's largest independent sport radio network; the Daytona 500 ExperienceSM, the "Ultimate Motorsports Attraction" in Daytona Beach, Florida, the official attraction of NASCAR(R); and Americrown Service Corporation, a subsidiary that provides catering services, food and beverage concessions, and produces and markets motorsports-related merchandise. In addition, ISC has an indirect 50 percent interest in a business called Motorsports Authentics(R), which markets and distributes motorsports-related merchandise licensed by certain competitors in NASCAR racing. For more information, visit the Company's Web site at www.iscmotorsports.com.

Statements made in this release that express the Company's or management's beliefs or expectations and which are not historical facts or which are applied prospectively are forward-looking statements. It is important to note that the Company's actual results could differ materially from those contained in or implied by such forward-looking statements. The Company's results could be impacted by risk factors, including, but not limited to, weather surrounding racing events, government regulations, economic conditions, consumer and corporate spending, military actions, air travel and national or local catastrophic events. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company's SEC filings including, but not limited to, the 10-K and subsequent 10-Qs. Copies of those filings are available from the Company and the SEC. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be needed to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by International Speedway or any other person that the events or circumstances described in such statement are material.

(Tables Follow)

ISC REPORTS 2008 FIRST QUARTER RESULTS	PAGE 8

Consolidated Statements of Operations
(In Thousands, Except Per Share Amounts)

	Three Months Ended
	2/28/2007	2/29/2008
	(Unaudited)
REVENUES:
Admissions, net	$55,310	$56,113
Motorsports related	108,114	112,845
Food, beverage and merchandise	19,164	22,690
Other	2,272	2,211

	184,860	193,859
EXPENSES:
Direct expenses:
Prize and point fund monies and NASCAR	32,462	33,053
sanction fees
Motorsports related	30,624	35,336
Food, beverage and merchandise	10,849	12,784
General and administrative	27,248	27,711
Depreciation and amortization	17,907	17,317
Impairment of long-lived assets	—	731

	119,090	126,932

Operating income	65,770	66,927
Interest income and other	1,358	(3,060)
Interest expense	(4,040)	(3,593)
Equity in net (loss) income from equity investments	(4,317)	1,794

Income from continuing operations before income taxes	58,771	62,068
Income taxes	22,932	25,826

Income from continuing operations	35,839	36,242
Loss from discontinued operations, net of income tax benefits of $48 and $33	(20)	(31)

Net income	$35,819	$36,211

Basic earnings per share:
Income from continuing operations	$0.67	$0.71
Loss from discontinued operations	—	—

Net income	$0.67	$0.71

Diluted earnings per share:
Income from continuing operations	$0.67	$0.71
Loss from discontinued operations	—	—

Net income	$0.67	$0.71

Basic weighted average shares outstanding	53,093,944	50,928,554

Diluted weighted average shares outstanding	53,216,404	51,038,079

ISC REPORTS 2008 FIRST QUARTER RESULTS	PAGE 9
Consolidated Balance Sheets
(In Thousands)

	November 30, 2007	February 29, 2008
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$57,316	$74,125
Short-term investments	39,250	200
Receivables, less allowance of $1,200 in 2007 and 2008, respectively	46,860	118,255
Inventories	4,508	5,224
Deferred income taxes	1,345	1,424
Prepaid expenses and other current assets	10,547	15,605

Total Current Assets	159,826	214,833

Property and Equipment, net of acculumlated depreciation
of $410,192 and $422,075, respectively	1,303,178	1,310,803
Other Assets:
Equity investments	76,839	78,781
Intangible assets, net	178,984	178,948
Goodwill	118,791	118,791
Deposits with Internal Revenue Service	117,936	117,936
Other	26,563	23,362

	519,113	517,818

Total Assets	$1,982,117	$2,043,454

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Current portion of long-term debt	$2,538	$2,553
Accounts payable	37,508	29,114
Deferred income	128,631	171,592
Income taxes payable	22,179	17,961
Other current liabilities	21,447	23,251

Total Current Liabilities	212,303	244,471

Long-Term Debt	375,009	393,795
Deferred Income Taxes	214,109	78,177
Long-Term Tax Liabilities	—	159,836
Long-Term Deferred Income	15,531	15,201
Other Long-Term Liabilities	6,077	5,738
Commitments and Contingencies	—	—
Shareholders’ Equity:
Class A Common Stock, $.01 par value, 80,000,000 shares authorized;
30,010,422 and 28,889,093 issued and outstanding in 2007 and 2008, respectively	300	289
Class B Common Stock, $.01 par value, 40,000,000 shares authorized;
21,593,025 and 21,525,928 issued and outstanding in 2007 and 2008, respectively	216	215
Additional paid-in capital	621,528	572,477
Retained earnings	537,044	573,255

Total Shareholders’ Equity	1,159,088	1,146,236

Total Liabilities and Shareholders’ Equity	$1,982,117	$2,043,454

ISC REPORTS 2008 FIRST QUARTER RESULTS	PAGE 10
Consolidated Statements of Cash Flows
(In Thousands)

	Three Months Ended
	2/28/2007	2/29/2008
	(Unaudited)
OPERATING ACTIVITIES
Net income	$35,819	$36,211
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation and amortization	17,907	17,317
Stock-based compensation	695	937
Amortization of financing costs	128	129
Deferred income taxes	4,536	4,418
Loss (income) from equity investments	4,317	(1,794)
Impairment of long-lived assets, non-cash	—	328
Other, net	42	3,707
Changes in operating assets and liabilities:
Receivables, net	(67,775)	(71,395)
Inventories, prepaid expenses and other assets	(10,217)	(5,774)
Deposits with Internal Revenue Service	(7,123)	—
Accounts payable and other liabilities	8,260	5,744
Deferred income	63,614	42,631
Income taxes	9,188	15,188

Net cash provided by operating activities	59,391	47,647

INVESTING ACTIVITIES
Capital expenditures	(37,107)	(37,981)
Acquisition of business, net of cash acquired	(87,002)	—
Proceeds from affiliate	67	—
Proceeds from short-term investments	83,250	41,300
Purchases of short-term investments	(5,450)	(2,250)
Other, net	(8)	(781)

Net cash provided by investing activities	(46,250)	288

FINANCING ACTIVITIES
Proceeds under credit facility	65,000	20,000
Payment of long-term debt	(28,452)	(1,126)
Exercise of Class A common stock options	256	—
Reacquisition of previously issued common stock	(11,000)	(50,000)

Net cash provided by (used in) financing activities	25,804	(31,126)

Net increase in cash and cash equivalents	38,945	16,809
Cash and cash equivalents at beginning of period	59,681	57,316

Cash and cash equivalents at end of period	$98,626	$74,125

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